Exhibit 3.8

AGREEMENT OF LIMITED PARTNERSHIP OF

AMERICAN ENTERPRISES MPT, L.P.

THIS AGREEMENT OF LIMITED PARTNERSHIP, dated as of the December 9, 1996 (the “Agreement”), by and between American Enterprises MPT Corp., a Delaware corporation (the “General Partner”) and American Enterprises MPT Holdings, L.P., a Delaware limited partnership (the “Limited Partner”).

WITNESSETH:

WHEREAS, a Certificate of Formation (the “Certificate”) to form the Partnership has been filed with the Secretary of State of the State of Delaware; and

WHEREAS, the General Partner and the Limited Partner desire to enter into this Agreement to continue the existence of the Partnership and to set forth their agreement as to their rights and obligations with respect to the Partnership;

NOW, THEREFORE, in consideration of the mutual promises herein set forth, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS; FORMALITIES

1.01.                        Definitions.

“Act” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“Additional Capital Contribution” means the amount of any additional capital contributions made by a Partner pursuant to Section 3.01(b) hereof.

“Agreement” means this Agreement of Limited Partnership, as originally executed and as hereafter amended or modified from time to time.

“Capital Account” means the account determined and maintained for each Partner in the manner provided for in the Tax Allocations Addendum.

“Capital Contribution” or “Capital Contributions” means the Initial Capital Contribution and any Additional Capital Contributions made by a Partner pursuant to Section 3.01 hereof.

“Capital Proceeds” means the amount of net proceeds received by the Partnership upon the sale or other disposition of all or a substantial portion of the Partnership’s business or assets other than in the ordinary course of the Partnership’s business that the General Partner determines to be available for distribution to the Partners after the payment or provision for payment (including the creation of reserves) of any Partnership indebtedness and other expenses and liabilities that the General Partner determines should be paid out of such proceeds, and the amount of any such reserves that the General Partner determines are available for distribution to the Partners.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership, and any and all amendments thereto, filed on behalf of the Partnership with the Secretary of State of the State of Delaware as required under the Act.

“Code” means the Internal Revenue Code of 1986, as amended (or any corresponding provision or provisions of succeeding law).

“Fiscal Year” means the fiscal year of the Partnership, which shall end on December 31 of each year.

“General Partner” means American Enterprises MPT Corp., a Delaware corporation, and its successors or assigns or any other Person admitted as a substitute general partner pursuant to this Agreement.

“Initial Capital Contribution” means the amount of the capital contribution made by a Partner in accordance with Section 3.01(a).

“Limited Partner” means American Enterprises MPT Holdings, L.P., a Delaware limited partnership, and its successors or assigns.

“Minimum Return” means an annual rate of return of twelve percent (12.0%) on the amount of the Limited Partner’s Net Invested Capital outstanding from time to time, compounded annually.

“Net Invested Capital” means the sum of the Limited Partner’s Initial Capital Contributions and Additional Capital Contributions (if any) reduced, as and when made, by the amount of distributions to the Limited Partner pursuant to Sections 3.03(a) and 3.03(b)(i) which, pursuant to Section 3.03(c), are treated as a return of the Limited Partner’s Net Invested Capital.

“Net Capital Profits” means the amount of net income and gain realized by the Partnership for Federal income tax purposes with respect to a transaction giving rise to Capital Proceeds, as determined by the General Partner.

“Net Operating Profits” means, with respect to a fiscal period, the net income of the Partnership for Federal income tax purposes during such period excluding any Net Capital Profits, as determined by the General Partner.

“Net Losses” means, with respect to a fiscal period, the net loss of the Partnership (whether or not as a result of a transaction giving rise to Capital Proceeds) for Federal income tax purposes during such period, as determined by the General Partner.

“Operating Cash Flow” means, with respect to any fiscal period, an amount, determined by the General Partner in its sole and absolute discretion, equal to the cash revenues of the Partnership from all sources during such fiscal period, other than Capital Proceeds, plus such reserves that the General Partner determines are no longer necessary to provide for the foreseeable needs of the Partnership (other than any reserves created from Capital Proceeds), less (i) all cash expenditures of the Partnership during such fiscal period, including, without limitation, operating expenses, debt service, repayment of Partner Advances and interest thereon (which shall be repaid in full prior to any distribution of Operating Cash Flow), administrative expenses, and expenditures incurred by the Partnership in connection with capital transactions, and (ii) such reserves that the General Partner determines to be necessary or appropriate to provide for the foreseeable needs of the Partnership.

“Partners” means the General Partner and the Limited Partner. Reference to a “Partner” means either of the Partners.

“Partner Advances” means loans or advances, if any, made by a Partner to the Partnership from time to time pursuant to Section 3.01(b) hereof.

“Partnership” means the limited partnership formed under the Act by this Agreement by the parties hereto, as said Partnership may from time to time be constituted.

“Partnership Interest” means the entire interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all rights and benefits to which a Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement.

“Person” means any individual, partnership, corporation, trust, or other legal entity.

“Prime Rate” means for any period the daily average of the “base rate” for corporate loans at NationsBank, N.A. or such other large U.S. money center banks as shall be designated from time to time by the General Partner.

“Tax Allocations Addendum” means Exhibit B to this Agreement as it may be amended from time to time in accordance with Section 3.07 hereof.

“Tax Matters Partner” means the General Partner.

1.02.                        Continuation of Partnership: Certificate of Limited Partnership. The General Partner formed the Partnership on October 15, 1996, pursuant to the provisions of the Act. The Partners hereby execute this Agreement for the purpose of continuing the existence of the Partnership and setting forth the rights, duties and relationship of the Partners. If the laws of any jurisdiction in which the Partnership transacts business so require, the General Partner also shall file, with the appropriate office in that jurisdiction, a copy of the Certificate of Limited Partnership as filed with the office of the Secretary of State of the State of Delaware or any other documents necessary for the Partnership to qualify to transact business and to establish and maintain the Limited Partner’s limited liability under the Act.

1.03.                        Name. The name of the Partnership is American Enterprises MPT, L.P.

1.04.                        Names and Addresses of Partners. The names and addresses of the Partners as of the date of this Agreement are set forth in Exhibit A hereto.

1.05.                        Principal Place of Business. The principal place of business and the principal office of the Partnership shall be located at 1802 Pittsburgh Avenue, Erie, Pennsylvania. The Partnership may have such other or additional offices, either within or without the State of Delaware, as the General Partner shall deem advisable.

1.06.                        Registered Agent The name and address of the initial registered agent of the Partnership shall be Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805. The General Partner may change the registered agent from time to time, in its sole and absolute discretion.

1.07.                        Term. The term of the Partnership commenced on October 15, 1996, and shall continue until the Partnership is dissolved in accordance with the provisions of this Agreement.

1.08.                        Title to Partnership Property. Legal title to the property of the Partnership shall be in the name of the Partnership.

ARTICLE II
BUSINESS OF THE PARTNERSHIP

2.01.                        Purposes. The purposes for which the Partnership is formed and the businesses to be carried on and promoted by it are:

(a)               to acquire the business and assets of the Mechanical Power Transmission Group of Zurn Industries, Inc. pursuant to a certain Agreement for the Purchase and Sale of Assets dated October 15, 1996; and

(b)              to engage in any one or more businesses or transactions, or to acquire all or any portion of any entity engaged in any one or more businesses or transactions which the General Partner, in its sole and absolute discretion, from time to time may authorize or approve, whether or not related to the business described in Section 2.01(a) or to any other business then engaged in by the Partnership.

2.02.                        Authority. In order to carry out its purposes, the Partnership is empowered and authorized to do any and all acts and things necessary, appropriate, proper, advisable, desirable, incidental to or convenient for the furtherance and accomplishment of its purpose and for the protection and benefit of the Partnership, including but not limited to the following:

(a)               buy, own, operate, assign, mortgage, or lease any property;

(b)              enter into any kind of activity, and perform and carry out contracts of any kind necessary to, in connection with, incidental to, or desirable to, the accomplishment of the purposes of the Partnership;

(c)               borrow money and issue evidences of indebtedness in furtherance of the Partnership business and secure any such indebtedness by mortgage, pledge, or other lien; and

(d)              do any and all other acts and things necessary or desirable in furtherance of the Partnership’s business.

ARTICLE III
CAPITAL CONTRIBUTIONS,
DISTRIBUTIONS, AND ALLOCATIONS

3.01.                        Capital Contributions; Advances.

(a)                        The General Partner and the Limited Partner each shall make an Initial Capital Contribution to the Partnership in the amount set forth opposite such Partner’s name on Exhibit A.

(b)                       Partners shall be permitted (but shall not be required) to make Additional Capital Contributions to the Partnership from time to time as the General Partner, in its sole and absolute discretion, may request them to make. In addition, the Partners may (but shall be under no obligation to) loan or advance to the Partnership such funds as the General Partner, in its sole and absolute discretion, may request, with interest on such loans or advances to be at the Prime Rate plus one-quarter of one percentage point (“Partner Advances”).

(c)                        Except as provided in Section 3.03(b), no Partner shall have the right to demand the return of its Capital Contributions or Net Invested Capital prior to the dissolution and liquidation of the Partnership.

3.02.              Capital Accounts. The Partnership shall keep a separate Capital Account for each Partner which shall be determined and maintained in the manner provided for in the Tax Allocations Addendum attached hereto as Exhibit B.

3.03.              Distributions.

(a)                        The Partnership shall make distributions to the Partners of Operating Cash Flow, if any, from time to time as determined by the General Partner (subject to any applicable covenants or other restrictions contained in the Partnership’s loan agreements). All distributions of Operating Cash Flow shall be made in the ratio of 1% to the General Partner and 99% to the Limited Partner.

(b)                       The Partnership shall distribute to the Partners any Capital Proceeds realized by the Partnership within a reasonable period of time following the event giving rise to such Capital Proceeds, as determined by the General Partner (subject to any applicable covenants or other restrictions contained in the Partnership’s loan agreements). All distributions of Capital Proceeds and any distributions to be made to the Partners in connection with the liquidation of the Partnership, shall be made in accordance with the following priorities:

(i)  first, in the ratio of 1% to the General Partner and 99% to the Limited Partner, to the extent necessary to provide the Limited Partner with an amount which, together with the amounts previously distributed to it pursuant to this Section 3.03, are sufficient to provide it with the Minimum Return and a return of its Capital Contributions;

(ii)  second, to the Partners, to the extent of and in proportion to the remaining positive balances in their Capital Accounts (after taking into account, in the case of a distribution of Capital Proceeds, the allocation of the Net Capital Gain (if any) or Net Loss realized with respect to the transaction giving rise to such Capital Proceeds or, in the case of a distribution in connection with the liquidation of the Partnership, the allocation of all Net Operating Income, Net Capital Gain, and Net Loss made or to be made to the Partners); and

(iii)  thereafter, to the Partners, in the ratio of 99% to the General Partner and 1% to the Limited Partner.

(c)                        For purposes of computing the amount of the Minimum Return and the Limited Partner’s Net Invested Capital, any distribution to the Limited Partner pursuant to Section 3.03(a) and 3.03(b)(i) shall be considered to be made first as payment of the Minimum Return as of the date such distribution is made and second as repayment of the Limited Partner’s Net Invested Capital.

3.04.                        Allocation of Profits and Losses.

(a)                        Subject to Section 4 of the Tax Allocations Addendum, Net Operating Profits with respect to each Fiscal Year (or portion thereof) shall be allocated in the ratio of 1% to the General Partner and 99% to the Limited Partner.

(b)                       Subject to Section 4 of the Tax Allocations Addendum, Net Capital Profits realized with respect to any Fiscal Year shall be allocated to the Partners (prior to giving effect to any distributions made or to be made to the Partners with respect to the Fiscal Year) in the following order of priority:

(i)  first, to all Partners whose Capital Accounts have negative balances, in the ratio of such negative balances until such negative balances are brought to zero;

(ii)  second, in the event the Capital Account balance of the Limited Partner is less than the amount to be distributed to it pursuant to

Section 3.03(b)(i), in the ratio of 1% to the General Partner and 99% to the Limited Partner, to the extent necessary to increase the Capital Account balance of the Limited Partner to equal the amount to be distributed to it pursuant to Section 3.03(b)(i); and

(iii)  thereafter, any remaining Net Capital Profits shall be allocated to the Partners in the ratio of 99% to the General Partner and 99% to the Limited Partner.

(c)                        Subject to Section 4 of the Tax Allocations Addendum, any Net Losses shall be allocated to the Partners in the ratio of 1% to the General Partner and 99% to the Limited Partner.

3.05.                        Partnership Funds. All funds of the Partnership shall be deposited in such bank accounts as shall be designated by the General Partner and all withdrawals from such bank accounts shall be made by checks or other instruments signed by the designated representatives of the General Partner or such other Person or Persons as the General Partner may designate.

3.06.                        Tax Matters.

(a)                        The General Partner shall be the “Tax Matters Partner” for purposes of Code Sections 6221 through 6232, inclusive. As the Tax Matters Partner, the General Partner shall prepare and file all required income tax returns and shall manage administrative tax proceedings conducted at the Partnership level by the Internal Revenue Service with respect to Partnership matters.

(b)                       The Tax Allocations Addendum shall set forth in detail the policies and procedures which shall guide the tax accounting of the Partnership. Such policies and procedures shall be in accordance with all then-applicable provisions of the Code and regulations, including without limitation the provisions thereof governing allocation of gains and losses; provided, however, that such allocations (the “Regulatory Allocations”) shall be taken into account in allocating other profits, losses, and items of income, gain, loss and deduction among the Partners so that, to the extent possible, the net amount of such allocations of other profits, losses and other items and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Regulatory Allocations had not occurred. The General Partner shall have the authority to amend the Tax Allocations Addendum from time to time as it deems necessary, in its sole and absolute discretion.

ARTICLE IV
RIGHTS, OBLIGATIONS, AND POWERS OF
THE PARTNERS

4.01.                        Authority of the General Partner.

(a)                        The General Partner, in its capacity as general partner, shall have the right, power and authority, acting for and on behalf of the Partnership, inter alia, to take all actions and execute and deliver all agreements on behalf of the Partnership in connection with the business of the Partnership, including, without limitation, the authority to cause the Partnership to sell, exchange, lease, pledge, mortgage, or otherwise deal with all or any of its assets or to merge with or into any other entity (regardless of whether the Partnership is the surviving entity), as determined by the General Partner in its sole and absolute discretion. The General Partner also shall have the right, power and authority to execute and deliver on behalf of the Partnership any contract, agreement or other instrument or document required or otherwise appropriate to acquire, sell, operate or encumber the Partnership’s properties.

(b)                       All decisions made for and on behalf of the Partnership by the General Partner shall be binding upon the Partnership. Except as otherwise expressly set forth in this Agreement, the General Partner (acting for and on behalf of and in the name of the Partnership), in extension and not in limitation of the rights and powers given it by law or by the other provisions of this Agreement, shall, in its sole discretion, have the full and entire right, power and authority, in the management of the Partnership’s business, to do any and all acts and things necessary, proper, convenient or desirable to effectuate the purposes of the Partnership.

4.02.                        Restrictions on General Partner’s Authority. Notwithstanding any other provision of this Agreement, including Section 4.01 and except as provided herein, the General Partner shall have no authority to do any of the following acts without obtaining the consent of the Limited Partner:

(i)  to file a bankruptcy petition on behalf of the Partnership; or

(ii)  to admit any general partner to the Partnership.

4.03.                        Management of Business.  Except to the extent the consent of the Limited Partner may be required under Section 4.02, management of the Partnership’s business shall in every respect be the full and exclusive responsibility of the General Partner, which shall have all rights, powers and authorities permitted by the Act and the laws of the State of Delaware. The General Partner shall have the right, power and authority to delegate any or all of its management duties to any other Person (including an affiliate of the General Partner) and to cause the Partnership to reasonably compensate any such Person for services rendered to or for the benefit of the Partnership, including a reasonable allowance for overhead expenses. The Limited Partner shall take no part in the management or control of the business of the Partnership or transact any business in the name of the Partnership. The Limited Partner shall have no power or authority to bind the Partnership or to sign any agreement or document in the name of the Partnership.

4.04.                        Outside Activities. Except as may be otherwise limited or provided for in any other agreement between the Partnership and a Partner, the Partners may engage in and possess interests in other business ventures (including limited partnerships) of every kind and description whatsoever, including, without limitation, interests in other entities that may compete with the Partnership’s business. Neither the Partnership nor any of the Partners shall have any rights by virtue of this Agreement in or to such other business ventures or to the income or profits derived therefrom.

4.05.                        Action Prior to Agreement. Each and every act and action taken by the General Partner on behalf of the Partnership prior to the date hereof is hereby ratified and confirmed for all purposes and in all respects.

4.06.                        Partners or Affiliates Dealing with Partnership. Each of the Partners and any of their affiliates shall have the right to contract or otherwise deal with the Partnership.

4.07.                        Liability to Partnership and the Limited Partner. Except as provided in Section 5.01, the General Partner shall not be liable, responsible or accountable in damages, for the return of Capital Contributions or otherwise to the Limited Partner or to the Partnership for any acts performed in good faith and within the scope of this Agreement except to the extent that a court of competent jurisdiction finds, upon entry of a final judgment, that its actions and/or omissions are attributable to gross negligence, willful misconduct, recklessness, malfeasance or fraud.

4.08.                        Indemnification.

(a)                        The Partnership shall indemnify, defend and hold harmless the Partners, their stockholders, owners, partners, directors, officers, employees and agents from and against any loss, liability, damage, cost or expense (including reasonable attorneys fees) arising out of or alleged to arise out of any demands, claims, suits, actions or proceedings against any of them in or as a result of or relating to their respective capacities, actions or omissions with respect to the Partnership, or otherwise concerning the business or affairs of the Partnership including, without limitation, any demands, claims, suits, actions or proceedings, initiated by any of the Partners; provided, however, that the acts or omissions of the General Partner shall not be indemnified thereunder to the extent a court of competent jurisdiction finds, upon entry of a final judgment, that the same resulted from gross negligence, willful misconduct, recklessness, malfeasance or fraud. Any indemnification under this Section 4.08 shall be made from the assets of the Partnership, and no Partner shall be personally liable therefor.

(b)              The rights of indemnification contained in this Section 4.08 shall be cumulative of, and in addition to, any and all rights, remedies and recourse to which any indemnified party shall be entitled, whether pursuant to the provisions of this Agreement, at law or in equity. Indemnification shall be made solely and entirely from assets of the Partnership (excluding, for these purposes, all assets of the Partners other than those of and attributable to such Partner’s interest in the Partnership), and the Limited Partner shall not be personally liable to any indemnified party under this Section 4.08.

(c)               Any Person, when entitled to indemnification pursuant to this Section 4.08, shall be entitled to receive, upon application therefor, advances to cover the costs of defending any proceeding. All rights to indemnification hereunder shall survive the dissolution of the Partnership and the death, retirement, incompetency, insolvency or bankruptcy of any Partner.

4.09.                        Transfers of Partnership Interests. No Partner shall at any time transfer all or any part of its Partnership Interest, and any attempt to assign or transfer a Partnership Interest shall be null and void ab initio. For this purpose, the term “transfer” shall include any sale, assignment, gift, pledge, hypothecation, mortgage, exchange, or other disposition, except that such term shall not include any pledge, mortgage, or hypothecation of or granting of a security interest in a Partnership Interest in connection with any financing obtained on behalf of the Partnership or any transfer pursuant to a foreclosure with respect to the same.

4.10.                        Limitation on Liability of Limited Partner. The liability of the Limited Partner shall be limited to its Capital Contributions. The Limited Partner shall have no other liability to contribute money to, or in respect of the liabilities or obligations of, the Partnership, nor shall the Limited Partner (or any of its partners) be personally liable for any obligations of the Partnership.

ARTICLE V
EFFECT OF MERGER

In the event the Partnership is merged with or into any other entity or interests in the Partnership are otherwise exchanged for interests in another entity in a transaction in which the Partnership is not the surviving entity, the interests of the Partners in the resulting or surviving entity shall be allocated among the Partners in proportion to the amounts the Partners would receive if those interests were distributed in liquidation of the Partnership pursuant to Section 3.03(b). The General Partner is authorized to make such adjustments and arrangements with respect to the ownership of the interests in the resulting or surviving entity as the General Partner, in its reasonable discretion, deems necessary to properly reflect the economic interests of the Partners in the Partnership and to otherwise give effect to this Article V.

ARTICLE VI
MISCELLANEOUS PROVISIONS

6.01.                        Dissolution.

(a)                        The Partnership shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

(i)                                                   the consent in writing to dissolve and wind up the affairs of the Partnership by all of the Partners;

(ii)                                                the Bankruptcy (as hereinafter defined) of the General Partner;

(iii)                                             the sale or other disposition (voluntarily or involuntarily) by the Partnership of all or substantially all of its assets and the collection of all amounts derived from any such sale or other disposition, including all amounts payable to the Partnership under any promissory notes or other evidences of indebtedness taken by the Partnership (unless the General Partner shall elect to distribute such indebtedness to the Partners in liquidation), and the satisfaction of contingent liabilities of the Partnership in connection with such sale or other disposition; and

(iv)                                            the occurrence of any event that, under the Act, would cause the dissolution of the Partnership or that would make it unlawful for the business of the Partnership to be continued.

For the purpose of this Agreement, the term “Bankruptcy” shall mean, and the General Partner shall be deemed “Bankrupt” upon, (A) the entry of a decree or order for relief of the General Partner by a court of competent jurisdiction in any involuntary case involving the General Partner under any bankruptcy, insolvency, or other similar law nor or hereafter in effect; (B) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, or other similar agent for the General Partner or for any substantial part of the General Partner’s assets or property; (C) the ordering of the winding up or liquidation of the General Partner’s affairs; (D) the filing with respect to the General Partner of a petition in any such involuntary bankruptcy case, which petition remains undismissed for a period of ninety (90) days or which is dismissed or suspended pursuant to Section 305 of the Federal Bankruptcy Code (or any corresponding provision of any future United States bankruptcy law); (E) the commencement by the General Partner of a voluntary case under any bankruptcy, insolvency, or other similar law nor or hereafter in effect; (F) the consent by the General Partner to the entry of an order for relief in an involuntary case under any such law or the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar agent for the Member or for any substantial part of the General Partner’s assets or property; (G) the making by the General Partner of any general assignment for the benefit of creditors; or (H) the failure by the General Partner generally to pay its debts as such debts become due.

(b)                       Dissolution of the Partnership shall be effective on the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until the assets of the Partnership have been distributed as provided in Section 6.01(c). Notwithstanding the dissolution of the Partnership, prior to the termination of the Partnership, as aforesaid, the business of the Partnership shall continue to be governed by this Agreement.

(c)                        Upon the dissolution of the Partnership, the nonwithdrawing Partner that is not bankrupt or insolvent, if any, or if there are none, a liquidating trustee appointed in accordance with the Act to wind up the Partnership’s affairs, shall with diligence liquidate the assets of the Partnership. The net proceeds of the liquidation of the Partnership, together with all assets of the Partnership at the time of such liquidation, shall be applied and distributed according to the following priorities:

(i)  to the payment of the expenses of liquidation and the debts and liabilities of the Partnership (other than any debts or liabilities of the Partnership to any of the Partners);

(ii) to the payment of any debts or liabilities of the Partnership to any of the Partners, provided that, if the amount available for such payment shall be insufficient, such payment shall be made pro rata in accordance with the respective amounts of such debts and liabilities;

(iii)  to the creation of any reserves which the liquidating Partners or liquidating trustee, as the case may be, deem reasonably necessary for the payment of any contingent or unforeseen liabilities or obligations of the Partnership; and

(iv)  to all Partners in the order of priority set forth in Section 3.03(b).

(d)                       All distributions with respect to the Partnership and all returns of Capital Contributions to each Partner shall be payable solely from the assets of the Partnership and no Partner shall have any recourse against any other Partner for such distributions or returns.

(e)                        Upon the completion of the liquidation of the Partnership and the distribution of all Partnership funds, the Partnership shall terminate and the General Partner shall have the authority to execute and record any and all other documents required to effectuate the dissolution and termination of the Partnership.

(f)                          Notwithstanding anything in this Agreement to the contrary, if upon completion of the liquidation of the Partnership the balance of the Capital Account of the General Partner is negative (after taking into account all allocations to be made to the Partners for all periods through such liquidation), the General Partner shall contribute to the Partnership an amount of cash equal to the lesser of (i) the amount of such deficit balance, and (ii) the difference between one and one hundredths percent (1.01%) of the Capital Contributions of the Limited Partner and the amount of Capital Contributions made by the General Partner, which amount shall be paid to creditors of the Partnership or distributed to the Limited Partner. This Section 6.01(f) is included in this Agreement in order to enable the General Partner to satisfy the minimum capital account balance requirement set forth in IRS Rev. Proc. 89-12 and shall be interpreted and applied so as to give effect to such purpose.

6.02.                        Amendment. Except as otherwise expressly provided herein, this Agreement may be amended only by the written consent of both the General Partner and the Limited Partner, provided, however, that Section 4.09 and Section 6.01(a) of this Agreement shall not be amended unless and until the IRS “check the box” proposal set forth in Notice 95-14 has been adopted and become effective or the substantive provisions set forth in such notice otherwise have become law.

6.03.                        Records and Reports.

(a)                        The General Partner shall cause the Partnership to keep full and true books of account in which shall be entered fully and accurately the transactions of the Partnership. Such books of account shall be prepared on a basis selected by the General Partner. The fiscal year of the Partnership shall be the calendar year, unless otherwise determined by the General Partner (the “Fiscal Year”).

(b)                       Each Partner and its duly authorized representatives shall have the right, at such Partner’s expense and after reasonable prior notice to the General Partner, to visit the offices and properties of the Partnership and examine the books of account and any other records of the Partnership, in each case at such reasonable times during normal business hours and as reasonably often as such Partner may desire.

(c)                        As soon as reasonably practical, but in no event later than 180 days following the end of each Fiscal Year of the Partnership, the General Partner shall send to the Limited Partner such Partnership information as shall be reasonably necessary for the preparation by such Limited Partner of its Federal and state income tax returns.

6.04.                        Investment Intent. Each Partner represents that it has, and acknowledges that the Partnership has, complied with all applicable Federal and state securities laws in the formation of this Partnership. Each Partner hereby represents and warrants that such Partner is acquiring its Partnership Interest for its own account, and not with a view toward resale or other distribution of its Partnership Interest, that it is not participating, directly or indirectly, in any underwriting of a distribution or a transfer of such Partnership Interest, and that it is not acquiring the Partnership Interest for resale upon the occurrence or non-occurrence of some predetermined event. Each Partner further covenants and agrees that (in addition to complying with the other limitations and restrictions imposed under this Agreement) such Partner will not offer, sell, or otherwise transfer its Partnership Interest, unless such Partnership Interest is registered pursuant to the Securities Act of 1933, as amended, and any applicable state regulations governing sale and transfer of corporate securities, or unless the Partnership shall be entitled to rely upon an opinion of counsel satisfactory to the General Partner with respect to compliance with or establishment of an exemption to the above laws.

6.05.                        Miscellaneous.

(a)                        Each provision hereof is intended to be severable and the invalidity or illegality of any portion of this Agreement shall not affect the validity or legality of the remainder hereof.

(b)                       Subject to the restrictions on assignment and all other restrictions contained herein, the terms and provisions of this Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the respective Partners. This subsection shall not be construed as creating any right to assign any Partner’s Partnership Interest.

(c)                        The terms and provisions of this Agreement shall be construed under the laws of Delaware and the Act as now adopted or as it may be hereafter amended shall govern the interpretation of this Agreement.

(d)                       This Agreement (including the Exhibits hereto) constitutes the entire agreement of the parties hereto with respect to the matters set forth herein and supersedes any prior understanding or agreement, oral or written, with respect thereto.

(e)                        This Agreement may be executed in counterparts and as so executed shall constitute one Agreement, binding on all the parties thereto.

(f)                          No waiver of any provision of this Agreement shall be valid unless in writing and signed by the Person or party against whom charged.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

THE GENERAL PARTNER:		THE LIMITED PARTNER:

AMERICAN ENTERPRISES MPT CORP.		AMERICAN ENTERPRISES MPT HOLDINGS, L.P.

By:	/s/ Philip W. Knisely	By:	Capital Yield Corp.,
Name: Philip W. Knisely			its General Partner
Title: President

			By:	/s/ Michael G. Ryan
Name: Michael G. Ryan
Title: President

EXHIBIT A

Partner Name and Address	Initial Capital Contribution

GENERAL PARTNER:

American Enterprises MPT Corp.	$10,000
9211 Forest Hill Avenue
Suite 109
Richmond, Virginia 23235

LIMITED PARTNER:

American Enterprises MPT Holdings, L.P.	$19,990,000
9211 Forest Hill Avenue
Suite 109
Richmond, Virginia 23235

EXHIBIT B

Tax Allocations Addendum

1.  Purpose.

This Tax Allocations Addendum (the “Addendum”) is attached to, and constitutes a part of, the Agreement of Limited Partnership of American Enterprises MPT, L.P., as it may be amended from time to time (the “Agreement”), for the purpose of setting forth the rules governing the maintenance of the Capital Accounts required to be maintained for each Partner under the Agreement and the rules governing the allocation of the Partnership’s items of income, gain, loss, deduction, and credit. This Addendum is to be construed and applied to the extent practicable in a manner consistent with the Partners’ agreement with respect to Partnership distributions as set forth in Section 3.03 of the Agreement.

2.  Certain Definitions.

Unless otherwise provided in this Addendum, all capitalized terms used in this Addendum shall have the meanings assigned to them in other provisions of the Agreement. In addition, the following terms shall have the meanings indicated:

Addendum:  This Tax Allocations Addendum, as it may be amended from time to time.

Adjusted Basis:  The basis for determining gain or loss for federal income tax purposes from the sale or other disposition of property, as defined in section 1011 of the Code.

Book Tax Gain and Book Tax Loss:  The amount of taxable gain or loss that would result from a Capital Transaction if the Adjusted Basis at the time of the Capital Transaction of the Partnership assets with respect to which such Capital Transaction occurs were equal to the Carrying Value of such Partnership assets at such time.

Capital Transaction:  A sale, condemnation, abandonment or other disposition of Partnership assets, an insurance recovery with respect to Partnership assets, or other transaction that, in accordance with generally accepted accounting principles, is considered capital in nature.

Carrying Value:  (a) With respect to any asset contributed to the Partnership (including any asset deemed to be contributed to the Partnership as a result of a revaluation of Partnership assets on the Partnership’s books pursuant to section 3(d) of this Addendum), the fair market value of such asset at the time of contribution (as determined by the Partners) reduced, but not below zero, by all deductions for depreciation, amortization, cost recovery, and expense in lieu of depreciation debited to the Capital Accounts of the Partners pursuant to section 3 of this Addendum with respect to such asset as of the time the Carrying Value is to be determined; and (b) with respect to any other asset of the Partnership, the Adjusted Basis of such asset as of the time the Carrying Value is to be determined.

Excess Deficit Balance:  The deficit balance, if any, in a Partner’s Capital Account as of the end of a Fiscal Year after crediting the Partner’s Capital Account for (i) the amount of any deficit balance in such Capital Account that the Partner is obligated to restore or is treated as obligated to restore pursuant to Regulations sections 1.704-1(b)(2)(ii)(b)(3) and 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5), and debiting the Partner’s Capital Account for any adjustment, allocation, or distribution described in paragraph (4), (5), or (6) of Regulations section 1.704-1(b)(2)(ii)(d).

Fiscal Year:  The fiscal year of the Partnership for financial accounting purposes and for federal, state, and local income tax purposes, which shall be the calendar year.

Net Income and Net Loss:  For any taxable period, (i) the gross income of the Partnership from all sources, other than any income or loss recognized with respect to a Capital Transaction during such period, as calculated for federal income tax purposes by the Partnership, plus (ii) any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing gross income for federal income tax purposes, reduced by (iii) Depreciation (as defined below), further reduced by (iv) all other items of expense or deduction that are allowable as deductions to the Partnership under the Code for such period but excluding any item of expense or deduction attributable either to Depreciation (as defined below) or to a Capital Transaction, as calculated for federal income tax purposes by the Partnership, and further reduced by (v) any expenditures of the Partnership described in section 705(a)(2)(B) of the Code or treated as expenditures described in section 705(a)(2)(B) of the Code pursuant to Regulations section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing taxable income. “Depreciation” means, for each taxable period, an amount equal, to the depreciation, amortization, or other cost recovery deductions allowable with respect to Partnership assets for such period for federal income tax purposes computed (using the same method used by the Partnership in computing depreciation, amortization, or other cost recovery deductions in preparing its federal income tax returns) as if the Adjusted Basis of such Partnership assets were equal to their Carrying Values. All items of income, gain, loss, deduction, and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions of section 4 of this Addendum shall be determined without regard to any election that may be made by the Partnership under Code section 754 except as expressly contemplated under Regulations section 1.704-1(b)(2)(m)(4); provided, however, that such allocations, once made, shall be adjusted as necessary to take into account those adjustments authorized under sections 734 and 743 of the Code.

Regulations: The regulations issued by the United States Department of the Treasury under the Code as now in effect and as they may be amended from time to time, and any successor regulations.

Unrealized Gain: As to any Partnership asset, the Book Tax Gain, if any, that would be realized if such Partnership asset were sold for its fair market value on the date of determination.

Unrealized Loss: As to any Partnership asset, the Book Tax Loss, if any, that would be realized if such Partnership asset were sold for its fair market value on the date of determination.

3.  Maintenance of Capital Accounts.

(a)                                  Capital Accounts shall be maintained for each Partner in accordance with the rules set forth in Regulations section 1.704-1(b)(2)(iv). The initial Capital Account balance of each Partner as of the date of this Agreement shall be equal to the Net Invested Capital set forth opposite such Partner’s name on Exhibit A to the Agreement. In general, the Capital Account of each Partner thereafter shall be credited with:

(i)                                     the amount of cash and the Carrying Value of any property (net of liabilities assumed by the Partnership and liabilities to which the contributed property is subject) contributed to the Partnership by such Partner, plus

(ii)                                  all Net Income and Book Tax Gains of the Partnership computed in accordance with section 3(b) of this Addendum and allocated to such Partner pursuant to Section 3.04 of the Agreement and section 4 of this Addendum (including for purposes of this section 3(a) income and gain exempt from tax);

and shall be debited with the sum of:

(iii)                               all Net Losses, Book Tax Losses, and deductions of the Partnership computed in accordance with section 3(b) of this Addendum and allocated to such Partner pursuant to Section 3.04 of the Agreement and section 4 of this Addendum,

(iv)                              such Partner’s distributive share of expenditures of the Partnership described in section 705(a)(2)(B) of the Code, and

(v)                                 all cash and the fair market value of any property (net of liabilities assumed by such Partner and liabilities to which such property is subject) distributed by the Partnership to such Partner pursuant to Section 3.03 of the Agreement.

Any references in this Addendum or in the Agreement to the Capital Account of a Partner shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above.

(b)                                 For purposes of computing the amount of any item of income, gain, deduction, or loss to be reflected in Capital Accounts, the determination, recognition, and classification of each such item shall be the same as its determination, recognition, and classification for federal income tax purposes, provided that:

(i)                                     any deductions for depreciation, cost recovery, amortization, or expense in lieu of depreciation attributable to a Partnership asset, and any gain or loss arising in connection with a Capital Transaction involving a Partnership asset shall be determined as if the Adjusted Basis of such asset were equal to its Carrying Value;

(ii)                                  immediately prior to decreasing a Partner’s Capital Account to reflect any distribution of a Partnership asset to him (other than cash), all Partners’ Capital Accounts shall be adjusted to reflect the manner in which the Unrealized Gain or

Unrealized Loss inherent in such Partnership asset (that has not been reflected in the Capital Accounts previously) would be allocated among the Partners if there were a taxable disposition of such Partnership asset for its fair market value (but not less than the amount of any nonrecourse indebtedness secured by such Partnership asset); and

(iii)                               adjustment to a Partner’s Capital Account in respect of Partnership income, gain, loss, deduction, and Code section 705(a)(2)(8) expenditures (as described in Regulations section 1.704-1(b)(2)(iv)(i)) (or items thereof) shall be made with reference to the federal tax treatment of such items (and, in the case of book tax items, with reference to the federal tax treatment of the corresponding tax items) at the Partnership level, without regard to any required or elective tax treatment of such items at the Partner level.

(c)                                  A Partner shall be considered to have only one Capital Account.

(d)                                 The General Partner shall have the discretion to increase or decrease the Capital Account balances of the Partners to reflect a revaluation of Partnership assets on the Partnership’s books to the extent required or permitted by the Regulations. Any such adjustments must be based on the fair market value of the Partnership assets as determined by the Partners (provided that no Partnership asset shall be valued at an amount less than any nonrecourse indebtedness to which such Partnership asset is subject on the date of adjustment) and must reflect the manner in which the unrealized income, gain, loss, or deduction inherent in such Partnership assets (that has not been reflected in a Capital Account previously) would be allocated among the Partners if there were a taxable disposition of such Partnership assets for such fair market value on that date.

(e)                                  Any transferee of an interest in the Partnership shall succeed to the Capital Account relating to the interest transferred.

(f)                                    Any special basis adjustments resulting from an election by the Partnership pursuant to section 754 of the Code shall not be taken into account for any purpose in establishing and maintaining Capital Accounts for the Partners, except as provided in Regulations section 1.704-1(b)(2)(iv)(m).

(g)                                 If any transfer of a Partner’s interest in the Partnership causes a termination of the Partnership under section 708(b)(1)(B) of the Code, the Capital Account that carries over to the transferee Partner shall be adjusted in accordance with Regulations section 1.704-1(b)(2)(iv)(e) in connection with the constructive liquidation of the Partnership under Regulations section 1.708-1(b)(1)(iv). Moreover, the constructive reformation of the Partnership will be treated as the formation of a new Partnership, and the Capital Accounts of the Partner in such new Partnership will be determined and maintained accordingly taking into account, for example, the difference between the fair market value of the Partnership property and its Carrying Value on the date of such constructive reformation.

(h)                                 The foregoing provisions of this section 3 and any other provisions of the Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations section 1.704-1(b) as they currently exist and as they subsequently may be amended, and they shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner determines, in its reasonable discretion, that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the General Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Partner upon dissolution of the Partnership. Also, the General Partner shall make any appropriate modifications whenever unanticipated events might otherwise cause the Agreement not to comply with such Regulations.

4.  Special Allocation Rules.

The following allocation rules shall apply notwithstanding the provisions of Section 3.04 of the Agreement, and the provisions of Section 3.04 of the Agreement shall be applied only after giving effect to the following rules. In the event there is a conflict between any of the following rules, the earlier listed rule shall govern.

(a)                                  In the event a Partner receives with respect to a Fiscal Year an adjustment, allocation, or distribution described in subparagraphs (4), (5), or (6) of Regulations section 1.704-1(b)(2)(ii)(d) that causes or increases an Excess Deficit Balance in such Partner’s Capital Account, such Partner shall be specially allocated for such Fiscal Year (and, if necessary, in subsequent Fiscal Years) items of income and gain in an amount and manner sufficient to eliminate such Excess Deficit Balance as promptly as possible, as provided in Regulations section 1.704-1(b)(2)(ii)(d).

(b)                                 In the event that any fees, interest, or other amounts paid to a Partner or affiliate of a Partner pursuant to the Agreement, or any agreement between the Partnership and the Partner or affiliate providing for the payment of such amounts, and deducted by the Partnership, whether in reliance on sections 162, 163, 707(a), and/or 707(c) of the Code or otherwise, on its federal income tax return for the Fiscal Year in or with respect to which such amounts are claimed, are disallowed as deductions to the Partnership and are treated as Partnership distributions, then:

(i)                                     the Net Income or Net Loss, as the case may be, for the Fiscal Year in or with respect to which such deduction was claimed shall be increased or decreased, as the case may be, by the amount of such deduction that is so disallowed and treated as a Partnership distribution; and

(ii)                                  there shall be allocated to the Partner who received (or whose affiliate received) such payments, prior to the allocations pursuant to Section 3.04 of the Agreement and section 4 of this Addendum, an amount of gross income of the Partnership for the Fiscal Year in or with respect to which such claimed deduction was disallowed equal to the amount of such deduction that is so disallowed and treated as a Partnership distribution.

(c)                                  Except as otherwise specifically provided in this Addendum and as provided in the next sentence below, the distributive share of a Partner of each specific deduction and item of income, gain, loss, and credit of the Partnership for federal income tax purposes for any Fiscal Year shall be the same as such Partner’s proportionate share (determined as set forth in Section 3.04 of the Agreement and section 4 of this Addendum) of Net Income, Net Loss, Book Tax Gain, or Book Tax Loss, as the case may be, for such Fiscal Year. Notwithstanding the foregoing, any income recognized pursuant to sections 1245 and 1250 of the Code and any investment credit recapture recognized pursuant to section 47 of the Code shall be allocated among the Partners in the same proportions as the depreciation deductions and investment credits giving rise to such income or recapture were allocated among such Partners and their respective predecessors in interest.

(d)                                 In the event that any property contributed to the Partnership or revalued pursuant to the provisions of Regulations section 1.704-1(b)(2)(iv)(f) has a Carrying Value that differs from the Adjusted Basis of such property at the time of its contribution or revaluation, any income, depreciation, gain, or loss with respect to such property shall, solely for tax purposes, be allocated among the Partners in a manner that takes such difference into account and is consistent with Code section 704(c), the Regulations thereunder, and Regulations sections 1.704-1(b)(2)(iv)(f)(4), 1.704-1(b)(2)(iv)(g), and 1.704-1(b)(4)(i). The allocations made pursuant to this section 4(d) shall be made solely for tax purposes and shall not affect or in any way be taken into account in computing any Partner’s Capital Account or share of Net Income, Net Loss, Book Tax Gain, Book Tax Loss, or other allocations or distributions under this Addendum or the Agreement.

(e)                                  In the event that the Partnership should incur any Partnership liability (or portion thereof) which is considered nonrecourse for purposes of Regulations section 1.1001-2, the General Partner shall amend this Addendum to incorporate the requirements of the Regulations under Code sections 752 and 704. Allocations pursuant to this Addendum shall be made consistent with those requirements, whether or not this Addendum is amended.

FIRST AMENDMENT OF
AGREEMENT OF LIMITED PARTNERSHIP OF
AMERICAN ENTERPRISES MPT, L.P.

American Enterprises MPT Corp., a Delaware corporation (the “General Partner”) and American Enterprises MPT Holdings, L.P., a Delaware limited partnership (the “Limited Partner”), constituting all of the partners (the “Partners”) of American Enterprises MPT Limited Partnership (the “Partnership”), execute and deliver this First Amendment of Agreement of Limited Partnership (the “Amendment”) as of January     , 1997.

WHEREAS, the General Partner and the Limited Partner desire to change the name of the Partnership to “Ameridrives International, L.P.”

NOW, THEREFORE, the Partners hereby agree as follows:

1.                                  The General Partner and the Limited Partner hereby amend the Agreement of Limited Partnership of American Enterprises MPT Limited Partnership (the “Agreement”) to change the name of the Partnership to “Ameridrives International, L.P.” Each reference in the Agreement to American Enterprises MPT, L.P. hereafter shall be deemed to be a reference to Ameridrives International, L.P.

2.                                  The General Partner is authorized and directed to execute and deliver on behalf of the Partnership a Certificate of Amendment and all other instruments as may necessary or appropriate to effect the foregoing change of the Partnership’s name.

IN WITNESS WHEREOF, the parties have executed and delivered this First Amendment as of the day and year first above written.

THE GENERAL PARTNER:		THE LIMITED PARTNER:

AMERICAN ENTERPRISES MPT CORP.		AMERICAN ENTERPRISES MPT HOLDINGS, L.P.

By:	/s/ Philip W. Knisely	By:	Capital Yield Corp.,
Name: Philip W. Knisely			its General Partner
Title: President

			By:	/s/ Michael G. Ryan
Name: Michael G. Ryan
Title: President

FIRST AMENDMENT
TO THE
AGREEMENT OF LIMITED PARTNERSHIP
OF
AMERIDRIVES INTERNATIONAL, L.P.

This First Amendment to the Agreement of Limited Partnership (this “Amendment”) of Ameridrives International, L.P., a Delaware limited partnership (the “Partnership”), is entered into as of June 30, 2004, by and between American Enterprises MPT Corp., a corporation organized under the laws of Delaware (“MPT Corp.”) and American Enterprises MPT Holdings L.P., a limited partnership organized under the laws of Delaware (“MPT Holdings” and together with MPT Corp., the “Partners”).

WITNESSETH:

WHEREAS, the Partners entered into an Agreement of Limited Partnership (the “Partnership Agreement”) as of December 9, 1996;

WHEREAS, the Partners wish to amend the Partnership Agreement to authorize the appointment of officers of the Partnership by the General Partner; and

WHEREAS, capitalized terms not defined herein shall have the meaning ascribed to them in the Partnership Agreement.

NOW THEREFORE, in consideration of the foregoing, the Partnership Agreement is hereby amended as follows:

1.                                       Upon the execution of this Amendment, the Partnership Agreement is hereby amended by inserting new Section 4.11 into the Partnership Agreement as follows:

“4.11                                        Officers.

The officers of the Partnership may include (i) a President, (ii) a Chief Executive Officer, (iii) a Treasurer, (iv) a Chief Financial Officer, (v) one or more Vice Presidents, and (vi) a Secretary and (vii) such other officers as the General Partner may in its sole discretion appoint. All officers shall report to and be subject to the direction and control of the General Partner and shall have such authority to perform such duties in the management of the Partnership as may be provided by the General Partner. Any number of offices may be held by the same person as appointed by the General Partner in its sole discretion. Each officer shall hold office until such officer’s death, resignation or removal. Any officer may resign at any time upon written notice to the Partnership. Such resignation shall take effect at the date of receipt of such notice or at such later time as therein specified, and, unless otherwise specified, the acceptance of such resignation shall not be necessary to make it effective. The General Partner may remove any officer at any time with or without cause. Subject to the supervision and direction of the General Partner, each of the officers of the Partnership shall have the powers incidental to the comparable officer of a Delaware corporation and shall have such other powers and perform such other duties as the General Partner may from time to time assign to such officer; provided, that notwithstanding the foregoing the powers of any officer of the Partnership shall not exceed the powers granted to the General Partner hereunder and shall be subject to the same restrictions as apply to the powers of the General Partner. The officers shall be indemnified to the fullest extent of the law for any actions taken on behalf of the Partnership in accordance with the provisions of this Partnership Agreement.”

2.                                  This Amendment shall act as a counterpart signature to the Partnership Agreement.

3.                                       This Amendment may be executed in multiple counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument.

4.                                       This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this First Amendment to the Agreement of Limited Partnership to be duly executed and delivered on their behalf, as of the day and year first above written.

AMERICAN ENTERPRISES MPT CORP.

By:	/s/ Thomas M. O’Brien
Thomas M. O’Brien
Senior Vice President, General Counsel and Secretary

AMERICAN ENTERPRISES MPT HOLDINGS L.P.

By:	/s/ Thomas M. O’Brien
Thomas M. O’Brien
Senior Vice President, General Counsel and Secretary